Wellesley Bancorp Reports Record Earnings for the Quarter Ended March 31, 2017

WELLESLEY, Mass., April 27, 2017 /PRNewswire/ -- Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the "Company"), the holding company for Wellesley Bank (the "Bank"), reported net income of $881 thousand for the quarter ended March 31, 2017 compared to net income of $732 thousand for the same period in 2016. The results for the quarter represent an increase of 20.4%, as compared to prior year first quarter results. Diluted earnings per share were $0.36 and $0.31 for the quarters ended March 31, 2017 and 2016, respectively. Total assets were $704.3 million at March 31, 2017, an increase of $9.0 million, or 1.3%, from December 31, 2016 as gross loans increased $11.0 million, funded largely by an increase in FHLB borrowings of $4.9 million and an increase in deposits of $3.3 million.

Thomas J. Fontaine, President and Chief Executive Officer, said, "We are pleased with our first quarter results. Continued growth in the balance sheet and net interest income, supplemented by strong fee income and loan performance, gave a boost to earnings and returns for the quarter."

First Quarter Earnings
Net income increased $149 thousand, or 20.4%, for the quarter ended March 31, 2017 compared to the quarter ended March 31, 2016, as net interest income and noninterest income increased, partially offset by an increase in noninterest expenses.

Net interest income increased $408 thousand, or 8.5%, to $5.2 million for the quarter ended March 31, 2017, as compared to the quarter ended March 31, 2016. This increase was primarily due to increased interest income as the average balance of our loan portfolio increased, partially offset by higher interest expense as the average balance of deposits and borrowings also increased. The yield on earning assets for the quarter ended March 31, 2017 was 3.91%, a decrease of nine basis points from the quarter ended March 31, 2016. Deposit and borrowing costs were 0.95% for the quarter ended March 31, 2017 compared to 0.97% for the quarter ended March 31, 2016 as both core deposits and FHLB advances were used to fund loan growth. The net interest margin was 3.14% for the 2017 quarter, compared to 3.20% for the 2016 quarter. No provision for loan losses was recorded for the quarter ended March 31, 2017, a decrease of $62 thousand over the prior year period, reflecting the decline in impaired and non-performing loans in recent quarters and a slight change to the mix of our loan portfolio.

Noninterest income totaled $521 thousand for the quarter ended March 31, 2017, an increase of $176 thousand, or 51.0%, compared to the same prior year period. Wealth management fees increased $84 thousand compared to the quarter ended March 31, 2016, primarily due to an increase in assets under management. Additionally, there was an $80 thousand increase in commercial loan fees, which are included in miscellaneous income.

Total noninterest expenses increased $387 thousand to $4.3 million for the quarter ended March 31, 2017, as compared to the same prior year period. Salaries and benefits costs increased $307 thousand from the prior year period as we recognized a full quarter of expenses related to our Newton Centre office which opened in the spring of 2016 along with several strategic hires in late 2016. Other staffing levels and other operating costs were relatively consistent on a comparative basis as we maintain focus on improving efficiencies within our organization.

Balance Sheet Growth
Total assets were $704.3 million at March 31, 2017, representing an increase of $9.0 million compared to $695.3 million at December 31, 2016. The increase was primarily related to growth in the loan portfolio and an increase in the level of securities available for sale, partially offset by a decrease in the level of cash and cash equivalents. On the liability side, long-term borrowings and deposits increased, while short-term borrowings decreased.

Net loans totaled $587.2 million at March 31, 2017, an increase of $11.0 million, as compared to December 31, 2016. Residential mortgage loans increased $13.7 million to $281.7 million at March 31, 2017, due to growth in both our adjustable- and fixed-rate mortgage portfolios. Construction loans decreased $743 thousand to $109.6 million at March 31, 2017, compared to $110.4 million at December 31, 2016, primarily due to the completion and payoff of several speculative construction projects during the quarter. Our portfolios of commercial real estate and commercial and industrial loans decreased $1.3 million and $692 thousand, respectively, due to seasonal fluctuations. Securities available for sale increased $2.3 million as excess liquidity was invested.

Deposits increased $3.3 million to $526.1 million at March 31, 2017. The increase was primarily attributable to an increase of $3.2 million in money market accounts and $2.8 million in savings accounts, while demand deposit accounts decreased $2.9 million. Balances in certificates of deposit remained relatively stable during the quarter. We continue to emphasize commercial deposit account origination in our business development efforts. Long-term FHLB advances increased $13.9 million to $96.9 million, while short-term borrowings, consisting entirely of advances from the FHLB, decreased by $9.0 million to $12.3 million at March 31, 2017. The net increase in borrowings was primarily used to fund loan portfolio growth.

Stockholders' equity increased $1.2 million to $56.4 million, primarily due to earnings and the impact of stock compensation plans during the quarter. At March 31, 2017, the Company's ratio of stockholders' equity to total assets was 8.01%, compared to 7.94% at December 31, 2016.

About Wellesley Bancorp
Wellesley Bank and its wholly-owned wealth management company, Wellesley Investment Partners, LLC, are subsidiaries of Wellesley Bancorp, Inc.

Wellesley Bank provides comprehensive premier banking and wealth management services to successful individuals, families, businesses and nonprofit organizations. The Company's teams of highly experienced and knowledgeable bankers provide exceptional personalized services to its clients. Wellesley Bank has been serving the greater Boston area for over 100 years. With the newest location in Newton Centre, the Bank has six banking offices and a wholly-owned wealth management company.

Forward Looking Statements
This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company's summary income statements and other data follow:

Wellesley Bancorp, Inc. and Subsidiary
Consolidated Statements of Net Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Interest and dividend income:
Interest and fees on loans	$ 5,977	$ 5,557
Other interest and dividend income	508	452
Total interest and dividend income	6,485	6,009
Interest expense	1,269	1,201

Net interest income	5,216	4,808
Provision for loan losses	--	62

Net interest income, after provision for loan losses	5,216	4,746

Total noninterest income	521	345

Noninterest expenses:
Salaries and employee benefits	2,609	2,302
Occupancy and equipment	696	663
Data processing	201	196
Professional fees	173	191
Other general and administrative	614	554
Total noninterest expenses	4,293	3,906

Income before income taxes	1,444	1,185
Provision for income taxes	563	453

Net income	$ 881	$ 732

Other Data:
Return on average assets (1)	0.52%	0.47%
Return on average equity (1)	6.35%	5.54%
Net interest margin (1)	3.14%	3.20%
Earnings per common share:
Basic	$0.37	$0.32
Diluted	$0.36	$0.31
Weighted average shares outstanding:
Basic	2,358,074	2,318,937
Diluted	2,441,993	2,339,800
Stockholders' equity to total assets at end of period	8.01%	8.62%
Book value per common share at end of period	$22.69	$21.76
Nonperforming loans to total loans at end of period	0.10%	0.19%

(1) Annualized for the three month periods

The Company's summary balance sheets follow:

Wellesley Bancorp, Inc. and Subsidiary
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2017	December 31, 2016
Assets
Cash and cash equivalents	$ 26,337	$ 28,525
Securities available for sale, at fair value	66,943	64,648
Federal Home Loan Bank of Boston stock, at cost	5,937	5,758
Loans held for sale	--	1,454

Loans	592,586	581,563
Less allowance for loan losses	(5,421)	(5,432)
Loans, net	587,165	576,131

Bank-owned life insurance	7,360	7,303
Premises and equipment, net	3,788	3,876
Other assets	6,737	7,588

Total assets	$704,267	$695,283

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing	$ 91,957	$ 94,946
Interest-bearing	434,109	427,864
	526,066	522,810

Short-term borrowings	12,250	21,250
Long-term debt	96,934	83,020
Subordinated debt	9,778	9,769
Accrued expenses and other liabilities	2,853	3,220
Total liabilities	647,881	640,069

Stockholders' equity	56,386	55,214

Total liabilities and stockholders' equity	$704,267	$695,283

CONTACT: Wellesley Bancorp, Inc., Thomas J. Fontaine, President and Chief Executive Officer, 781-235-2550